Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statements (Forms S-8 Nos. 333-170211, 333-179810, 333-186065, 333-193437, 333-201678, 333-209157, 333-215746, 333-222696, 333- 229368, 333-236061, 333-241687, 333-170211, 333-179810, 333-186065, 333-193437, 333-201678, 333-209157, 333-215746, 333-222696, 333-229368, 333-236061, 333-251153, 333-253669, 333-255342, 333-259671 and 333-261251) pertaining to the Pacific Biosciences of California, Inc. 2010 Equity Incentive Plan, the Pacific Biosciences of California, Inc. 2010 Employee Stock Purchase Plan, the Pacific Biosciences of California, Inc. 2010 Outside Director Equity Incentive Plan, the Pacific Biosciences of California, Inc. 2020 Equity Incentive Plan, the Pacific Biosciences of California, Inc. 2020 Inducement Equity Incentive Plan, and the Omniome Equity Incentive Plan of Pacific Biosciences of California, Inc., and

(2)	Registration Statements (Forms S-3 Nos. 333-239071, 333-249999, 333-255324, 333-259670 and 333-259672) and related Prospectuses of Pacific Biosciences of California, Inc.;

of our reports dated February 28, 2022, with respect to the consolidated financial statements of Pacific Biosciences of California, Inc. and the effectiveness of internal control over financial reporting of Pacific Biosciences of California, Inc. included in this Annual Report (Form 10-K) of Pacific Biosciences of California, Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Redwood City, California

February 28, 2022